UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 6, 2009

Arbitron Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-1969	52-0278528
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9705 Patuxent Woods Drive, Columbia, Maryland		21046
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	410-312-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of April 6, 2009 Arbitron Inc. (the "Company") entered into Waiver and Amendment of Executive Retention Agreements (each, an "Amendment", and collectively, the "Amendments") with Sean R. Creamer, Timothy T. Smith, Pierre C. Bouvard, V. Scott Henry, and Steven M. Smith (each, an "Officer", and collectively, the "Officers"). Pursuant to the Amendments, the Officers have agreed to waive certain provisions of, and the Company and the Officers have agreed to amend the Executive Retention Agreements by and between the Company and each of the Officers previously disclosed by the Company in a Current Report on Form 8-K filed with the SEC on August 26, 2008, and a form of which was filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2008 (each an "Existing Agreement" and, collectively the "Existing Agreements").

Pursuant to the Amendments, the Company and each Officer agree (i) that the Company has undergone a Leadership Change as defined in the Existing Agreements, (ii) that the Officer desires to continue his employment with the Company in the role currently held by the Officer and desires to waive any protections under the Leadership Change provisions of the Existing Agreements, and (iii) to amend the Existing Agreements to remove all references to "Leadership Change" and to eliminate any enhancement to severance benefits payable by the Company under the Existing Agreements as a result of or otherwise in connection with a Leadership Change. Except as specifically changed by the Amendments, all other provisions of the Existing Agreements remain in effect.

The following summary of the Amendments is qualified in its entirety by the full terms and conditions of the Amendments, a form of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2009, and is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arbitron Inc.

April 10, 2009	By:	/s/ Timothy T. Smith

Name: Timothy T. Smith
Title: Executive Vice President, Chief Legal Officer, Legal and Business Affairs, and Secretary